Exhibit 99.1

SELECT WATER SOLUTIONS ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS AND OPERATIONAL UPDATES

Generated revenue of $405 million during the second quarter of 2023, up 20% year-over-year as compared to the second quarter of 2022

On a year-over-year basis, net income increased 55% to $22.6 million and Adjusted EBITDA improved 47% to $69.8 million during the second quarter of 2023

Delivered $102.0 million of operating cash flows, supported by significant working capital reductions

Returned $44.6 million to shareholders through quarterly cash dividends and share repurchases, repurchasing approximately 5% of outstanding Class A shares during the second quarter of 2023

During the second quarter, Select realigned its reportable segments to better reflect how its businesses are managed and provide enhanced visibility into each business' financial performance

HOUSTON, Aug. 2, 2023 /PRNewswire/ -- Select Water Solutions, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter ended June 30, 2023.

John Schmitz, Chairman of the Board, President and CEO, stated, "The second quarter saw solid margin improvement resulting from our continued focus on operational integration and improved efficiency across the business. This focus, along with resilience in our production-weighted infrastructure and specialty chemistry businesses, led to 4% sequential growth in our gross profit before D&A during the second quarter despite a modestly declining U.S. onshore activity environment. Furthermore, we increased net income by 65% sequentially to $23 million while Adjusted EBITDA increased to $70 million, up 4% from the first quarter of 2023.

"The second quarter also provided strong cash flows, buoyed by a significant reduction in our working capital, including a $62 million reduction in accounts receivable. This puts us well on our way to meeting our previously announced target of a $75 million reduction in accounts receivable by year end, giving us the conviction to increase this target to $100 million by year end. This cash flow allowed us to return additional capital to shareholders while also reducing our debt. During the second quarter, we decreased our debt outstanding by $10.5 million, have reduced it further since quarter end and expect to be in a net cash position again by year end. Returning capital to shareholders remains a critical component of our capital allocation strategy, and to supplement our existing quarterly base dividend program, we completed $39 million of share repurchases during the second quarter, comprising approximately 5% of our outstanding Class A shares.

"Additionally, during the second quarter, we decided to reallocate our legacy water sourcing and certain temporary water logistics operations from our Water Infrastructure segment into our Water Services segment. We remain steadfast in our vision to be the recognized leader and trusted partner in sustainable water management solutions, and we believe our continued dedication to achieving operational excellence across the entire organization will further enhance that vision. While Select was originally built as a completions-oriented service business, we have expanded and diversified into something much greater, and we continue to see the recognition of this value-added proposition across our customer base. These changes will allow us to better manage our operations and more efficiently deploy capital across the organization.

"This segment realignment will provide improved clarity around the near-term operational and margin performance of the Water Services segment as well as its long-term value creation opportunities. Similarly, this change will enable us to better capture operational synergies and efficiencies between our water sourcing business and our completions-oriented water transfer business. For the Water Infrastructure segment, following this change the segment's revenues will now be derived from sustainable recycling, pipeline, or disposal revenues substantially all of which are either under long-term contracts or are production-related in nature, generating higher gross margins and adding more stability to the segment's operations than ever before.

"This realignment will also allow our Water Infrastructure segment leadership to dedicate their efforts full time to our highest priority business development opportunities – brownfield gathering infrastructure and disposal projects and greenfield recycling projects backed by long-term contracts. Our net capital expenditure forecast adjusts slightly to $90 to $130 million tightening modestly within our original 2023 guidance, with the range driven by execution timing of growth projects focused specifically on this opportunity set. Our recent organic recycling infrastructure projects have delivered strong performance over the last few quarters, and we expect to see these benefits continue in the third quarter. Even with recent commodity price and activity volatility, we continue to experience increased demand for new infrastructure development opportunities across all basins as water infrastructure constraints remain a challenge for our customers. Heading into the second half of the year, we have a very strong backlog remaining for both greenfield and brownfield projects, particularly around full lifecycle water recycling solutions, and we expect multiple additional capital projects will come under contract throughout 2023. This backlog of accretive capital projects positions the Water Infrastructure segment to see continued steady financial growth during 2023, 2024 and beyond. Ultimately, Select remains uniquely positioned in the competitive landscape to advance the integration of water and chemical technology solutions with high-margin, long-term contracted infrastructure.

"To put the evolution of our business into perspective, if you look back at Select's previous peak performance in 2018, Water Infrastructure and Chemical Technologies, recast in accordance with the segment realignment, accounted for approximately 15% of our consolidated gross profit before D&A. For the first half of 2023, those two segments now account for approximately 40% of our consolidated gross profit before D&A. I fully expect that more than 50% of the profitability of the Company during 2024 will come from these two segments, comprised of sustainable water treatment and recycling solutions, contracted pipelines, production-levered water disposal infrastructure and specialty chemistry manufacturing. These two segments will remain our core focus areas for growth capital allocation and the opportunity set remains robust.

"Finally, we are confident in our ability to continue to improve the operational performance of the business and we reaffirm our robust free cash flow outlook for the year. We will remain steadfastly focused on improving our operating margins, growing our free cash flow and executing on the meaningful opportunities that lie ahead to continue developing our sustainable water infrastructure and specialty chemistry solutions. I look forward to building upon our strong first half results, while significantly expanding our free cash flow generation during the remainder of 2023. This will provide ample opportunities for incremental growth, while also allowing us to advance our support of committed capital returns for our shareholders," concluded Schmitz.

During the quarter ended June 30, 2023, Select realigned its reportable segments to better reflect its strategy, how its businesses are managed and provide greater visibility into each business' financial performance. As a result of these changes, Select's legacy water sourcing and certain temporary water logistics service offerings which were previously reported in the Water Infrastructure segment are now included in the Water Services segment. Additionally, the Company's Oilfield Chemicals segment has been renamed Chemical Technologies. For more information regarding these changes, see below under "Changes in Segment Reporting."

The financial information for the second quarter of 2023 in this press release is presented under the realigned segment structure, and the historical financial information for prior periods has been recast to conform to the realigned segment structure. The changes in segment reporting have no impact on the Company's historical consolidated financial position, results of operations or cash flows.

Additional recast historical segment information that conforms to the new reporting structure is available as supplemental financial information in a presentation posted to the "Investors" section of the Company's website at www.investors.selectwater.com. Alternatively, please refer to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") concurrent with this release.

Second Quarter 2023 Consolidated Financial Information

Revenue for the second quarter of 2023 was $404.6 million as compared to $416.6 million in the first quarter of 2023 and $335.9 million in the second quarter of 2022. Net income for the second quarter of 2023 was $22.6 million as compared to $13.7 million in the first quarter of 2023 and $14.6 million in the second quarter of 2022.

For the second quarter of 2023, gross profit was $61.2 million, as compared to $59.7 million in the first quarter of 2023 and $35.7 million in the second quarter of 2022. Total gross margin was 15.1% in the second quarter of 2023 as compared to 14.3% in the first quarter of 2023 and 10.6% in the second quarter of 2022. Gross margin before depreciation and amortization ("D&A") for the second quarter of 2023 was 23.8% as compared to 22.2% for the first quarter of 2023 and 19.3% for the second quarter of 2022.

Selling, General & Administrative expenses ("SG&A") during the second quarter of 2023 was $34.3 million as compared to $35.8 million during the first quarter of 2023 and $26.7 million during the second quarter of 2022. SG&A during the second and first quarters of 2023 and the second quarter of 2022 was impacted by non-recurring transaction costs of $2.0 million, $2.9 million and $0.6 million, respectively.

Adjusted EBITDA was $69.8 million in the second quarter of 2023 as compared to $67.2 million in the first quarter of 2023 and $47.7 million in the second quarter of 2022. Adjusted EBITDA during the second quarter of 2023 was adjusted for $2.0 million of non-recurring transaction costs, $1.4 million of non-cash losses on asset sales, and $0.7 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $4.8 million adjustment during the second quarter of 2023. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Services segment generated revenues of $264.6 million in the second quarter of 2023 as compared to $274.7 million in the first quarter of 2023 and $230.5 million in the second quarter of 2022. Gross margin before D&A for Water Services was 21.9% in the second quarter of 2023 as compared to 19.9% in the first quarter of 2023 and 18.6% in the second quarter of 2022. Water Services segment revenues decreased 3.7% sequentially, resulting from modest declines in completions activity combined with the consolidation and elimination of certain non-core and underperforming operations. In contrast to the modest revenue declines, gross profit before D&A improved by 6.0% and gross margins before D&A improved by 200 basis points, as the continued integration and operational improvement efforts generate efficiency across the business. For the third quarter of 2023, the Company expects to see low- to mid-single digit percentage revenue declines, driven by a combination of current activity levels as well as additional operational integration. The Company expects gross margins before D&A to see up to 100 basis points of margin improvement, as we continue to capture additional efficiencies through ongoing integration efforts, consolidating yards in areas with remaining overlap and also reallocating assets from certain non-core facilities.

The Water Infrastructure segment generated revenues of $55.3 million in the second quarter of 2023 as compared to $55.5 million in the first quarter of 2023 and $25.8 million in the second quarter of 2022. Gross margin before D&A for Water Infrastructure was 37.8% in the second quarter of 2023 as compared to 38.1% in the first quarter of 2023 and 40.6% in the second quarter of 2022. Water Infrastructure revenues and gross margins held steady during the second quarter, as increased water recycling volumes offset modestly lower pipeline distribution volumes. The Company anticipates Water Infrastructure revenues increasing by mid-single digit percentages during the third quarter of 2023, with gross margins before D&A improving 200-400 basis points, supported by the accretive margin contributions of recent organic projects and increased produced water recycling.

The Chemical Technologies segment generated revenues of $84.8 million in the second quarter of 2023 as compared to $86.4 million in the first quarter of 2023 and $79.6 million in the second quarter of 2022. Gross margin before D&A for Chemical Technologies was 20.6% in the second quarter of 2023 as compared to 19.4% in the first quarter of 2023 and 14.6% in the second quarter of 2022. While revenues declined modestly during the second quarter, the decline was less than the decline in overall completions activity and gross profit before D&A improved by 4%. Select continues to see strong demand for its higher margin, proprietary chemical technologies resulting in an improved product mix which resulted in gross margin before D&A improving by more than a full percentage point during the second quarter. For the third quarter of 2023, the Company anticipates relatively steady revenues and margins for the Chemical Technologies segment as the segment seeks to replicate its all-time high-water mark quarterly gross margins.

Cash Flow and Capital Expenditures

Cash flow from operations for the second quarter of 2023 was $102.0 million as compared to ($18.0) million in the first quarter of 2023 and $11.1 million in the second quarter of 2022. Cash flow from operations during the second quarter of 2023 significantly benefited from a $35.8 million decrease in net working capital, including $61.3 million of inflows from reduced accounts receivable balances, as substantial progress was made in reducing the billing backlog resulting from the ongoing systems integration efforts of recent acquisitions.

Net capital expenditures for the second quarter of 2023 were $36.3 million, comprised of $39.4 million of capital expenditures partially offset by $3.1 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from recently acquired businesses. Cash flow from operations less net capital expenditures was $65.7 million during the second quarter of 2023.

Cash flow used in investing activities during the second quarter of 2023 also included $4.0 million of outflows for the acquisition of a small water containment asset base. Cash flows from financing activities during the second quarter of 2023 included $56.7 million of net outflows consisting of $38.7 million of share repurchases, including $38.4 million of open market share repurchases and $0.3 million of tax withholding repurchases, $10.5 million of net repayments on our sustainability-linked credit facility, $5.9 million of quarterly dividends paid, and $1.6 million of cash distributed to noncontrolling interests.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $10.6 million as of June 30, 2023, as compared to $6.0 million as of March 31, 2023. The Company had $65.0 million and $75.5 million of borrowings outstanding under its sustainability-linked credit facility as of June 30, 2023 and March 31, 2023, respectively.

As of June 30, 2023 and March 31, 2023, the borrowing base under the sustainability-linked credit facility was $269.7 million and $257.3 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of June 30, 2023 and March 31, 2023, of approximately $182.1 million and $159.2 million, respectively, after giving effect to $22.6 million of outstanding letters of credit as of both June 30, 2023 and March 31, 2023.

Total liquidity was $192.7 million as of June 30, 2023, as compared to $165.2 million as of March 31, 2023. The Company had 101,106,729 weighted average shares of Class A common stock and 16,221,101 weighted average shares of Class B common stock outstanding during the second quarter of 2023.

Changes to Segment Reporting

The Company has three reportable segments: Water Services, Water Infrastructure and Chemical Technologies. Effective June 1, 2023, the Company began to strategically manage certain water sourcing and temporary water logistics operations, previously included in our Water Infrastructure segment, as part of our Water Services segment. These changes were driven by several factors, including that our legacy fresh and brackish water sourcing business works more closely with our temporary water transfer operations that are within Water Services, the continued transition of completions water demand from fresh and brackish water to recycled water, as well as the diversifying demand for these water logistics services beyond the immediate vicinity of our existing pipeline infrastructure. Due to this ongoing evolution, the Company concluded that the Water Services segment management is best suited to manage these operations. Due to the expertise of such management, it is anticipated that more efficient sharing and utilization of resources will yield potential synergies over time.

Following these changes, the Water Infrastructure segment will be specifically dedicated to the Company's strategic efforts and near-term growth priorities around increasing production-weighted and long-term contracted revenues around fixed pipelines and recycling and disposal facilities.

Concurrently, the Company has also renamed its Oilfield Chemicals segment as Chemical Technologies. This change was based on a number of factors including the continued success of Select's chemicals business in delivering customized, specialty chemical products developed through proprietary research and development efforts, the deemphasis of certain traditional commoditized chemistry products within the oil and gas industry, and the continued investments in time and resources to develop, manufacture and sell specialty chemical products for non-oilfield industrial-related applications. This segment name change is a naming convention-only modification and did not impact any current or prior year numbers. Overall, we believe these segment changes better align the business with the current and future state of the Company's operations and capital allocation and strategic objectives.

Following these changes, Select will continue to operate multiple service lines, aggregated into three reportable segments, Water Services, Water Infrastructure and Chemical Technologies.

The Water Services reportable segment will consist of:

  Water Sourcing (previously reported in Water Infrastructure);
  Water Transfer (including certain water logistics operations previously reported in Water Infrastructure);
  Water Containment;
  Water Monitoring;
  Flowback & Well Testing;
  Fluids Hauling; and
  Accommodations and Rentals.

The Water Infrastructure reportable segment will consist of:

  Water Recycling & Reuse;
  Gathering & Distribution Pipelines; and
  Fluid Disposal.

The Chemical Technologies reportable segment's service lines remain unchanged, consisting of:

  Chemical Manufacturing;
  Completion Chemicals; and
  Water Treatment.

The changes in segment reporting have no impact on the Company's historical consolidated financial position, results of operations or cash flows; however, prior periods have been recast to include the water sourcing and water logistics operations within the Water Services segment and remove the results of those operations from the Water Infrastructure segment.

Additional recast historical segment information that conforms to the new reporting structure is available as supplemental financial information in a presentation posted to the "Investors" section of the Company's website at www.investors.selectwater.com. Alternatively, please refer to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") concurrent with this release.

Second Quarter Earnings Conference Call

Select has scheduled a conference call on Thursday, August 3, 2023 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through August 17, 2023 and may be accessed by calling 201-612-7415 using passcode 13740154#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company's critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company's continued success. For more information, please visit Select's website, https://www.selectwater.com/.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "intend," "project," "will," "estimate" and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth and anticipated financial and operational performance. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses' operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war; central bank policy actions and disruptions in the bank and capital markets, including, bank failures and associated liquidity risks and other factors; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; the severity and duration of world health events; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contacts:	Select Water Solutions, Inc.
Chris George – Senior Vice President, Corporate
Development, Investor Relations & Sustainability
(713) 296-1073
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

WTTR-ER

SELECT WATER SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue
Water Services	$264,597	$230,502	$539,275	$429,122
Water Infrastructure	55,277	25,778	110,743	49,318
Chemical Technologies	84,754	79,623	171,202	152,232
Total revenue	404,628	335,903	821,220	630,672
Costs of revenue
Water Services	206,576	187,675	426,517	353,391
Water Infrastructure	34,392	15,324	68,726	31,032
Chemical Technologies	67,303	67,988	137,012	130,151
Other	—	1	—	1
Depreciation and amortization	35,183	29,253	68,126	55,753
Total costs of revenue	343,454	300,241	700,381	570,328
Gross profit	61,174	35,662	120,839	60,344
Operating expenses
Selling, general and administrative	34,335	26,695	70,164	55,010
Depreciation and amortization	739	526	1,334	1,093
Impairments and abandonments	356	—	11,522	—
Lease abandonment costs	9	162	85	253
Total operating expenses	35,439	27,383	83,105	56,356
Income from operations	25,735	8,279	37,734	3,988
Other income (expense)
(Loss) gain on sales of property and equipment and divestitures, net	(1,246)	731	1,665	2,384
Interest expense, net	(2,042)	(494)	(3,525)	(1,214)
Foreign currency gain (loss), net	1	(6)	(3)	(3)
Bargain purchase gain	—	5,607	—	17,041
Other	872	875	1,718	1,124
Income before income tax expense	23,320	14,992	37,589	23,320
Income tax expense	(387)	(182)	(585)	(396)
Equity in losses of unconsolidated entities	(372)	(229)	(738)	(358)
Net income	22,561	14,581	36,266	22,566
Less: net income attributable to noncontrolling interests	(2,446)	(2,078)	(3,804)	(3,261)
Net income attributable to Select Water Solutions, Inc.	$20,115	$12,503	$32,462	$19,305

Net income per share attributable to common stockholders:
Class A—Basic	$0.20	$0.13	$0.31	$0.21
Class B—Basic	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.20	$0.13	$0.31	$0.20
Class B—Diluted	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

	June 30, 2023	March 31, 2023	December 31, 2022

Assets
Current assets
Cash and cash equivalents	$10,562	$6,028	$7,322
Accounts receivable trade, net of allowance for credit losses	430,765	492,613	429,983
Accounts receivable, related parties	290	607	5,087
Inventories	42,893	40,846	41,164
Prepaid expenses and other current assets	36,483	39,774	34,380
Total current assets	520,993	579,868	517,936
Property and equipment	1,120,626	1,112,899	1,084,005
Accumulated depreciation	(609,392)	(597,861)	(584,451)
Total property and equipment, net	511,234	515,038	499,554
Right-of-use assets, net	41,923	44,562	47,662
Goodwill	4,683	—	—
Other intangible assets, net	125,514	125,799	138,800
Other long-term assets, net	22,745	19,985	18,901
Total assets	$1,227,092	$1,285,252	$1,222,853
Liabilities and Equity
Current liabilities
Accounts payable	$47,387	$77,585	$61,539
Accrued accounts payable	75,872	75,625	67,462
Accounts payable and accrued expenses, related parties	3,057	4,469	3,305
Accrued salaries and benefits	24,613	15,431	28,686
Accrued insurance	17,714	23,503	26,180
Sales tax payable	3,655	4,036	3,056
Accrued expenses and other current liabilities	19,301	19,783	23,292
Current operating lease liabilities	16,162	16,898	17,751
Current portion of finance lease obligations	15	19	19
Total current liabilities	207,776	237,349	231,290
Long-term operating lease liabilities	40,712	43,372	46,388
Long-term debt	65,000	75,500	16,000
Other long-term liabilities	49,651	45,696	45,447
Total liabilities	363,139	401,917	339,125
Commitments and contingencies
Class A common stock, $0.01 par value	1,038	1,090	1,094
Class A-2 common stock, $0.01 par value	—	—	—
Class B common stock, $0.01 par value	162	162	162
Preferred stock, $0.01 par value;	—	—	—
Additional paid-in capital	1,023,370	1,063,149	1,075,915
Accumulated deficit	(278,732)	(298,847)	(311,194)
Total stockholders' equity	745,838	765,554	765,977
Noncontrolling interests	118,115	117,781	117,751
Total equity	863,953	883,335	883,728
Total liabilities and equity	$1,227,092	$1,285,252	$1,222,853

SELECT WATER SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three months ended			Six months ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Cash flows from operating activities
Net income	$22,561	$13,705	$14,581	$36,266	$22,566
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	35,922	33,538	29,779	69,460	56,846
Loss (gain) on disposal of property and equipment and divestitures	1,246	(2,911)	(731)	(1,665)	(2,384)
Equity in losses of unconsolidated entities	372	366	229	738	358
Bad debt expense	856	1,975	692	2,831	1,263
Amortization of debt issuance costs	122	122	123	244	417
Inventory adjustments	367	75	189	442	189
Equity-based compensation	4,809	2,964	3,944	7,773	7,219
Impairment and abandonments	356	11,166	—	11,522	—
Bargain purchase gain	—	—	(5,607)	—	(17,041)
Unrealized loss on short-term investment	—	—	—	—	40
Other operating items, net	(462)	(442)	(577)	(904)	(478)
Changes in operating assets and liabilities
Accounts receivable	61,308	(64,922)	(43,031)	(3,614)	(89,653)
Prepaid expenses and other assets	(1,753)	(5,431)	1,066	(7,184)	5,620
Accounts payable and accrued liabilities	(23,739)	(8,221)	10,425	(31,960)	7,570
Net cash provided by (used in) operating activities	101,965	(18,016)	11,082	83,949	(7,468)
Cash flows from investing activities
Purchase of property and equipment	(39,350)	(27,885)	(15,513)	(67,235)	(30,976)
Purchase of equity method investments	(500)	—	(800)	(500)	(4,267)
Collection of note receivable	—	—	—	—	184
Distribution from cost method investment	—	—	40	—	60
Acquisitions, net of cash and restricted cash received	(4,000)	(9,418)	(1,084)	(13,418)	5,857
Proceeds received from sales of property and equipment	3,077	6,724	5,560	9,801	17,683
Other	—	—	—	—	(429)
Net cash used in investing activities	(40,773)	(30,579)	(11,797)	(71,352)	(11,888)
Cash flows from financing activities
Borrowings from revolving line of credit	28,500	76,750	10,000	105,250	30,000
Payments on revolving line of credit	(39,000)	(17,250)	(10,000)	(56,250)	(30,000)
Payments on long-term debt	—	—	—	—	(18,780)
Payments of finance lease obligations	(5)	(5)	(42)	(10)	(103)
Payment of debt issuance costs	—	—	(113)	—	(2,144)
Dividends paid	(5,880)	(6,206)	—	(12,086)	—
Proceeds from share issuance	—	—	13	—	25
Contributions from noncontrolling interests	—	4,950	—	4,950	—
Distributions to noncontrolling interests	(1,581)	—	—	(1,581)	—
Repurchase of common stock	(38,694)	(10,935)	(787)	(49,629)	(19,695)
Net cash (used in) provided by financing activities	(56,660)	47,304	(929)	(9,356)	(40,697)
Effect of exchange rate changes on cash	2	(3)	(13)	(1)	(6)
Net increase (decrease) in cash, cash equivalents and restricted cash	4,534	(1,294)	(1,657)	3,240	(60,059)
Cash, cash equivalents and restricted cash, beginning of period	6,028	7,322	27,399	7,322	85,801
Cash, cash equivalents and restricted cash, end of period	$10,562	$6,028	$25,742	$10,562	$25,742

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	June 30, 2023	March 31, 2023	June 30, 2022
	(unaudited)
	(in thousands)
Net income	$22,651	$13,705	$14,581
Interest expense, net	2,042	1,483	494
Income tax expense	387	198	182
Depreciation and amortization	35,922	33,538	29,779
EBITDA	60,912	48,924	45,036
Trademark abandonment	—	11,106	—
Other impairments and abandonments	356	60	—
Bargain purchase gain	—	—	(5,607)
Non-cash loss on sale of assets or subsidiaries	1,426	823	1,013
Non-cash compensation expenses	4,809	2,964	3,944
Non-recurring transaction costs	1,963	2,881	2,879
Lease abandonment costs	9	76	162
Equity in losses of unconsolidated entities	372	366	229
Foreign currency loss (gain), net	(1)	4	6
Adjusted EBITDA	$69,846	$67,204	$47,662

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	June 30, 2023	March 31, 2023	June 30, 2022
	(unaudited)
	(in thousands)
Gross profit by segment
Water Services	$34,881	$32,137	$23,582
Water Infrastructure	11,512	12,872	2,892
Chemical Technologies	14,782	14,656	9,188
Other	—	—	(1)
As reported gross profit	61,175	59,665	35,661

Plus depreciation and amortization
Water Services	23,140	22,600	19,245
Water Infrastructure	9,373	8,260	7,562
Chemical Technologies	2,669	2,083	2,447
Other	—	—	—
Total depreciation and amortization	35,182	32,943	29,254

Gross profit before D&A	$96,357	$92,608	$64,915

Gross profit before D&A by segment
Water Services	58,021	54,737	42,827
Water Infrastructure	20,885	21,132	10,454
Chemical Technologies	17,451	16,739	11,635
Other	—	—	(1)
Total gross profit before D&A	$96,357	$92,608	$64,915

Gross margin before D&A by segment
Water Services	21.9%	19.9%	18.6%
Water Infrastructure	37.8%	38.1%	40.6%
Chemical Technologies	20.6%	19.4%	14.6%
Other	n/a	n/a	n/a
Total gross margin before D&A	23.8%	22.2%	19.3%